Exhibit 4.57

[Translation of Chinese Original]

Capital Increase and Equity Transfer Agreement

This Capital Increase and Equity Transfer Agreement (hereinafter referred to as the “Agreement”) is entered into in Beijing, China, as of July 11, 2011 by and among

Junming Wu, the holder of Chinese resident ID card number [            ], with his address at [            ] (“Party A”);

Lei Zhang, the holder of Chinese resident ID card number [            ], with his address at [            ] (“Party B”);

Shizhou Shen, the holder of Chinese resident ID card number [            ], with his address at [            ] (“Party C”);

Wenjun Wang, the holder of Chinese resident ID card number [            ], with his address at [            ] (“Party D”);

Tianxing Wang, the holder of Chinese resident ID card number [            ], with his address at [            ] (“Party E”); and

Beijing Novel-Super Digital TV Technology Co., Ltd., with its registered address at 402 Jingmeng High-Tech Building B, No. 5-2 Shangdi East Road, Haidian District, Beijing (“Party F”).

For the purpose of this Agreement, Party A, B, C, D, E and F are hereinafter referred to respectively as the “Party” and together as the “Parties”.

WHEREAS:

1. Beijing Novel-Super Digital TV Technology Co., Ltd. (hereinafter referred to as the “Company”) is a duly incorporated and existing limited company, with Junming Wu, Lei Zhang and Shizhou Shen being its former shareholders, of which, Party A holds 25% , Party B 37.5% and Party C 37.5% equity in the Company. The present registered capital of the Company is RMB33,058,400.

2. As resolved by the Company’s shareholders’ meeting, Junming Wu, a former shareholder of the Company, is to transfer all of his 25% equity in the Company to Tianxing Wang, and in the meantime, Tianxing Wang, Wenjun Wang, and Lei Zhang, another former shareholder of the Company, will subscribe for the Company’s increased registered capital.

NOW, THEREFOR, the Parties agree as follows:

Section 1 Equity Transfer

1.	Junming Wu, a former shareholder of the Company, shall transfer all his 25% equity in the Company to Tianxing Wang, Party E, at a price of RMB8,264,600

2.	All other shareholders of the Company waive their preemptive right in respect of the transfer by Junming Wu.

3.	After the transfer, Party E shall enjoy the shareholder’s rights based on the percentage of his equity in the Company and in accordance with this Agreement.

Section 2 Form of and Time Limit for Contribution

1.	Lei Zhang, Party B, shall contribute RMB35,082,480 in cash to the increased capital of the Company;

2.	Wenjun Wang, Party D, shall contribute RMB43,268,392 in cash to the increased capital of the Company;

3.	Tianxing Wang, Party E, shall contribute RMB38,590,728 in cash to the increased capital of the Company; and

The abovementioned contributing Parties (respectively “Contributing Party”, and together “Contributing Parties”) shall, within [3] days from the date of this Agreement, remit their respective subscribed amounts in full to the account designated by the Company for capital verification.

Section 3 Increased Equity

Upon completion of all formalities for contribution to the increased capital of the Company, the Contributing Parties shall enjoy shareholder’s rights and assume obligations accordingly in respect of their respective increased equity.

Section 4 Registered Capital of the Company after the Equity Transfer and Capital Increase

The Company’s registered capital after the equity transfer and capital increase is RMB150,000,000.

Section 5 Amount and Percentage of the Contribution of Each Shareholder of the Company after the Equity Transfer and Capital Increase

The amount and percentage of the contribution of each shareholder of the Company after the equity transfer and capital increase are as follows:

Shareholder’s Name	Contribution (RMB)	Percentage
Lei Zhang	47,479,380	31.65%
Shizhou Shen	12,396,900	8.26%
Wenjun Wang	43,268,392	28.85%
Tianxing Wang	46,855,328	31.24%
Total	150,000,000	100%

Section 6 Representations and Warranties of the Transferor of Equity

1.	The transferor is a person with full civil capacity and has full power and capacity to execute and perform this Agreement.

2.	The transferor has fully paid up his subscribed amount for the registered capital of the Company.

Section 7 Representations and Warranties of the Contributing Parties

1.	As a person with full civil capacity, each Contributing Party has the power and capacity to execute and perform this Agreement.

2.	Entering into and performing this Agreement do not violate any laws or regulations, nor do they conflict with any contractual obligation assumed by any Contributing Party.

Section 8 Representations and Warranties of the Company

1. As a duly incorporated and existing limited company, the Company has full power and authority to execute and perform this Agreement.

2. Entering into and performing this Agreement do not violate any laws or regulations, articles of association of the Company or any other agreement to which the Company is a party.

Section 9 Default Liability

1. Any Party who fails to perform any of his obligations hereunder and thus causes any losses of any other Party shall be liable for compensation for all such losses.

2. Any Party who is proved to have made any incorrect representation or warranty and thus causes any losses of any other Party shall be liable for compensation for all such losses.

Section 10 Settlement of Disputes

The Parties agree that any dispute arising out of or relating to the execution or performance of this Agreement shall be settled through negotiations in good faith by the Parties. In the case of failure of settlement through negotiations, any Party may initiate a lawsuit at a competent people’s court in accordance with the Civil Procedure Law of the People’s Republic of China.

Section 11 Force Majeure

If any event such as earthquake, typhoon, fire and war that cannot be foreseen at the time when this Agreement is concluded or the occurrence or consequence of which cannot be prevented and overcome and thus prevents this Agreement from being performed or seriously affects the performance of this Agreement occurs, or if any adjustment or change in any government policy prevents this Agreement from being performed, the Party so affected shall, within 15 days from the occurrence of the event, notify the other Parties by producing documentary evidence issued by a local notarial office or the government approval document in respect of said event. If this Agreement or any part hereof needs to be postponed or dissolved due to such an event, the Parties shall settle the matter through consultation.

Section 12 Modifications of this Agreement shall be subject to written agreement by and among the Parties.

Section 13 This Agreement shall be signed and become effective on the date first above written.

Section 14 This Agreement is made in [triplicate], with each Party holding one counterpart and the other counterparts to be used for registration with the industrial and commercial administration authority.

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(This page is intentionally left blank and is the signature page to this Capital Increase and Equity Transfer Agreement.)

Party A: Junming Wu

/s/ Junming Wu

Party B: Lei Zhang

/s/ Lei Zhang

Party C: Shizhou Shen

/s/ Shizhou Shen

Party D: Wenjun Wang

/s/ Wenjun Wang

Party E: Tianxing Wang

/s/ Tianxing Wang

Party F: Beijing Novel-Super Digital TV Technology Co., Ltd.

(seal)

Legal or Authorized Representative:	/s/ Jianhua Zhu

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